Exhibit n(1)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Post-Effective Amendment No. 13 to the Registration Statement File No. 333-134304 on Form N-6 (the “Registration Statement”) of our report dated April 24, 2012, relating to the financial statements of the Subaccounts of MONY America Variable Account L of MONY Life Insurance Company of America and our report dated March 8, 2012, relating to the financial statements of MONY Life Insurance Company of America, each of which appears in such Registration Statement. We also consent to the references to us under the headings “Custodian and independent registered public accounting firm” and “Financial statements” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP New York, New York April 24, 2012